Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 16, 2010, accompanying the consolidated financial statements, included in the Annual Report of Telanetix, Inc. on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statement of Telanetix, Inc. on Form S-8 (File No. 333-144611).

/s/ Grant Thornton LLP

Seattle, Washington
March 16, 2010